Exhibit 5.1

[Letterhead of Tulchinsky-Stern & Co]

September 2, 2005

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikvah 49131

Israel

Ladies and Gentlemen:

We have acted as Israel counsel to Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Company”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance by the Company of up to 123,225,280 of the Company’s ordinary shares, NIS 0.1 par value (the “Ordinary Shares”), pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of July 25, 2005 (the “Merger Agreement”), among the Company, Ivory Acquisition Sub, Inc., a Florida corporation and a wholly owned subsidiary of the Company, Ivory Acquisition Sub II, Inc., a Florida corporation and a wholly owned subsidiary of the Company, and IVAX Corporation, a Florida corporation (“IVAX”). Upon consummation of the merger, each outstanding share of common stock of IVAX will be converted into the right to receive, at the election of the holder thereof subject to proration and certain other adjustments, either $26.00 in cash without interest or 0.8471 Ordinary Shares of the Company, which will trade in the United States in the form of American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”), all as more fully described in the Registration Statement. The Ordinary Shares so issued pursuant to the Merger Agreement are collectively referred to herein as the “Merger Ordinary Shares”.

It is a condition to the consummation of the Merger Agreement that the stockholders of the Company shall have approved the issuance of the Merger Ordinary Shares pursuant to the Merger Agreement. For purposes of this opinion, we have assumed that such approval of the stockholders shall have been given.

For purposes of the opinions hereinafter expressed, we have reviewed the Merger Agreement, the Amended and Restated Deposit Agreement, dated as of February 12, 1997 (the “Deposit Agreement”), among the Company, The Bank of New York, as depositary (the “Depositary”), and the holders from time to time of the Company’s ADSs, and the memorandum of association and the articles of association of the Company. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. Insofar as the opinions expressed herein involve factual matters, we have relied (without independent factual investigation), to the extent we deemed proper or necessary, upon certificates of, and other communications with, officers and employees of the Company and upon certificates of public officials.

In making the examinations described above, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Deposit Agreement has been duly authorized, executed and delivered by the Company.

2.	The Merger Ordinary Shares have been duly and validly authorized and, when issued in accordance with the terms of the Merger Agreement will be validly issued, fully paid and non-assessable.

3.	Under the choice of law or conflicts of law doctrines of Israel, a court, tribunal or other competent authority sitting in Israel has discretion but should apply to any claim or controversy arising under the Deposit Agreement the law of the State of New York, which is the local law governing the Deposit Agreement designated therein by the parties thereto, provided there are no reasons for declaring such designation void on the grounds of public policy or as being contrary to Israeli law.

Our opinions set forth herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to issuers of securities of the nature of the Ordinary Shares.

We do not purport to be an expert on the laws of any jurisdiction other than the laws of the State of Israel, and we express no opinion herein as to the effect of any other laws.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Merger Ordinary Shares, pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/s/ TULCHINSKY-STERN & CO.